Exhibit 99.1

Mountain Lake Acquisition Corp. Announces the Pricing of Upsized $210,000,000 Initial Public Offering

NEVADA, December 12, 2024 (GLOBE NEWSWIRE) -- Mountain Lake Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 21,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Stock Market LLC (“Nasdaq”) and begin trading tomorrow, December 13, 2024, under the ticker symbol “MLACU.” Each unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination. A right holder must hold ten rights to receive one Class A ordinary share at the closing of the initial business combination. Once the securities constituting the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “MLAC” and “MLACR,” respectively. The offering is expected to close on December 16, 2024, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,150,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. The Company’s primary focus will be in completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team.

The Company’s management team is led by Paul Grinberg, its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and Douglas Horlick, Chief Financial Officer, Director, and President. In addition, the Board includes Jeffrey Lager, Michael Marquez, and Jaime W. Vieser.

BTIG, LLC is acting as sole book-running manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on December 12, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Douglas Horlick
doug@mountainlakeacquisition.com
Mountain Lake Acquisition Corp.
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451
(775) 204-1489